Exhibit 99.1

Headquarters Office 13737 Noel Road, Ste.100
Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com

Contacts:
Media:	David Matthews (469) 893-2640
David.Matthews@tenethealth.com
Investors:	Thomas Rice (469) 893-2522
Thomas.Rice@tenethealth.com

Tenet Previews 2009 First Quarter Results and

Raises Outlook for 2009;

Operating Margin Strongest in Six Years

DALLAS – April 21, 2009 – Tenet Healthcare Corporation (NYSE:THC) today announced preliminary results for the first quarter ended March 31, 2009. Net income attributable to shareholders is expected to be approximately $178 million in the first quarter of 2009, compared to a loss of $31 million in the first quarter of 2008. Net income attributable to shareholders in the first quarter of 2009 is expected to include a pre-tax gain on Tenet’s recent debt exchange of approximately $134 million. Earnings per share attributable to shareholders are expected to be approximately 37 cents, compared to a loss per share of 6 cents in the first quarter of 2008, a favorable increase of approximately 43 cents. Adjusted EBITDA, a non-GAAP term defined below, is expected to be approximately $275 million, compared to $215 million in the first quarter of 2008, or an expected increase of approximately 28 percent. The gain on the debt exchange is not included in estimated adjusted EBITDA.

“Excellent cost control, including a sustained decline in malpractice expense, contributed to a very strong first quarter and the highest operating margin we’ve reported in six years,” said Trevor Fetter, president and chief executive officer. “Based on this strong start and our success at driving improved results despite a soft economic environment, we are very pleased to raise our earnings outlook for 2009.”

Same-hospital admissions declined by approximately 1.3 percent and same-hospital commercial managed care admissions declined by approximately 3.2 percent, compared to the first quarter of 2008. After adjusting these percentage changes for the Leap Year effect resulting from 90 days in the first quarter of 2009 compared to 91 days in the first quarter of 2008, total admissions were approximately flat and commercial managed care admissions declined by approximately 2.0 percent.

Same-hospital outpatient visits increased by approximately 0.7 percent, compared to the first quarter of 2008, or approximately 1.8 percent after adjusting for the Leap Year effect. Commercial managed care outpatient visits declined by approximately 1.5 percent, or approximately 0.4 percent after adjusting for the Leap Year effect. Tenet expects revenues for the first quarter of 2009 to be approximately $2.280 billion compared to $2.178 billion in the first quarter of 2008, or an expected increase of approximately 4.7 percent.

Controllable operating expenses, consisting of salaries, wages and benefits, supplies and other operating expenses, are expected to be approximately $1.850 billion, compared to $1.816 billion in the first quarter of 2008, an expected increase of approximately 1.9 percent. Same-hospital controllable operating expenses per adjusted patient day are expected to increase approximately 1.2 percent compared to the first quarter of 2008. Bad debt expense is expected to be approximately $155 million, or approximately 6.8 percent of expected net operating revenues, in the first quarter of 2009, an expected increase of approximately 10 basis points compared to 6.7 percent in the first quarter of 2008.

Cash and cash equivalents were $652 million at March 31, 2009, an increase of $145 million from December 31, 2008. This increase is primarily due to the receipt of $247 million in cash from the sale of USC University Hospital and USC Kenneth Norris Jr. Cancer Hospital, partially offset by seasonal increases in cash payments. Capital expenditures in continuing operations were $101 million in the first quarter of 2009.

Tenet raised its outlook for 2009 adjusted EBITDA to the range of $760 million to $825 million, an increase of $25 million compared to the prior range of $735 million to $800 million. Its outlook for 2009 net income (loss) attributable to shareholders is a range between a loss of $55 million to net income of $75 million. A reconciliation of outlook adjusted EBITDA to outlook net income (loss) attributable to shareholders for the year ending December 31, 2009 is provided in Table #2 below.

Tenet will release complete first quarter results including the filing of its Form 10-Q on May 5, 2009.

Net income attributable to shareholders is expected to be approximately $178 million in the first quarter of 2009 or $0.37 per share, including the following items with an aggregate, net favorable impact of $141 million after-tax or $0.29 per share:

1.	Loss from discontinued operations net of tax of $11 million or $0.02 per share,

2.	Favorable income tax adjustments of $72 million, or $0.14 per share, primarily related to a decrease in the Company’s valuation allowance for deferred tax assets and other tax adjustments,

3.	Litigation and investigation costs of $1 million pretax, $1 million after-tax before the deferred tax valuation allowance, or zero cents per share,

4.	Impairment of long lived-assets and goodwill and restructuring charges of $5 million pre-tax, $3 after-tax before the deferred tax valuation allowance, or $0.01 per share, and

5.	Gain from early extinguishment of debt of $134 million pre-tax, $84 million after-tax before the deferred tax valuation allowance, or $0.18 per share.

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) attributable to shareholders before: (1) the cumulative effect of changes in accounting principle, net of tax; (2) net income attributable to noncontrolling interests; (3) income (loss) from discontinued operations; (4) income tax (expense) benefit; (5) net gains (losses) on sales of investments; (6) investment earnings; (7) interest expense; (8) litigation and investigation (costs) benefit, net of insurance recoveries; (9) hurricane insurance recoveries, net of costs; (10) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries; (11) gain from early extinguishment of debt; (12) amortization; and (13) depreciation. A reconciliation of estimated adjusted EBITDA to estimated net income (loss) attributable to shareholders, the most comparable GAAP term, for three months ended March 31, 2009 and 2008 is provided in Table #1 below.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related ancillary healthcare businesses, which include ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities we serve. For more information, please visit www.tenethealth.com.

Supplemental Non-GAAP Disclosures

Table #1—Reconciliation of Estimated Adjusted EBITDA to

Estimated Net Income (Loss) Attributable to Shareholders

(Unaudited)

(Dollars in millions)	Three Months Ended March 31,
	2009	2008
Net income (loss) attributable to shareholders	$178	$(31)
Less:
Net income attributable to noncontrolling interests	(5)	(1)

Loss from discontinued operations, net of tax	(11)	(7)

Income (loss) from continuing operations	194	(23)
Income tax expense	(5)	(1)
Investment earnings	2	5
Interest expense	(110)	(104)

Operating income	307	77
Litigation and investigation costs	(1)	(47)
Impairment of long-lived assets and goodwill, and restructuring charges	(5)	(1)
Gain from early extinguishment of debt	134	—
Amortization	(11)	(8)
Depreciation	(85)	(82)

Adjusted EBITDA	$275	$215
Net operating revenues	$2,280	$2,178
Adjusted EBITDA margin (Adjusted EBITDA as percent of net operating revenues)	12.1%	9.9%

Supplemental Non-GAAP Disclosures

Table #2—Reconciliation of Outlook Adjusted EBITDA to Outlook Net Income (Loss) Attributable

to Shareholders for Year Ending December 31, 2009

(Unaudited)

(Dollars in millions)	Low	High
Net income (loss) attributable to shareholders	$(55)	$75
Less:
Net income attributable to noncontrolling interests	(5)	(10)
Income (loss) from discontinued operations, net of tax	(10)	10

Income (loss) from continuing operations	(40)	75
Income tax expense	(15)	(25)
Gain (loss) on sales of investments	(20)	20
Interest expense, net of investment earnings	(465)	(450)

Operating income	460	530
Litigation and investigation costs	(24)	(4)
Impairment of long-lived assets and goodwill, and restructuring charges	(10)	(5)
Gain from early extinguishment of debt	134	134
Depreciation and amortization	(400)	(420)
Adjusted EBITDA	$760	$825
Net operating revenues	9,000	9,200
Adjusted EBITDA margin (Adjusted EBITDA as percent of net operating revenues)	8.4%	9.0%

# # #

Some of the statements in this release constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2008, our quarterly reports on Form 10-Q, and periodic reports on form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events, or otherwise.